Acadian Asset Management Inc.
Equity Incentive Plan
An Amendment and Restatement of
the BrightSphere Investment Group plc
2017 Equity Incentive Plan
Effective July 12, 2019, as amended January 1, 2025

Table of Contents

Page

Purpose	2
Definitions	2
Term of Plan	5
Stock Subject to Plan	6
Administration	7
Authorization of Grants	7
Specific Terms of Awards	8
Adjustment Provisions	13
Change of Control	15
Settlement of Awards	16
Reservation of Stock	18
Claw-back Policy	18
Limitation of Rights in Stock; No Special Employment Rights	18
Unfunded Status of Plan	19
Nonexclusivity of the Plan	19
No Guarantee of Tax Consequences	19
Termination and Amendment of the Plan	19
Notices and Other Communications	20
Governing Law	21

ACADIAN ASSET MANAGEMENT INC.

Equity Incentive Plan

1.    Purpose

This Acadian Asset Management Inc. Equity Incentive Plan (the “Plan”) is intended to encourage ownership of Stock by employees of Acadian Asset Management Inc. (the “Company”) and its Subsidiaries and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock.

BrightSphere Investment Group plc (“BrightSphere”), formerly known as OM Asset Management plc, adopted the BrightSphere Investment Group plc 2017 Equity Plan (the “BrightSphere 2017 Plan”), formerly known as the OM Asset Management plc 2017 Equity Incentive Plan, effective April 26, 2017. BrightSphere was redomesticated to the United States pursuant to a Scheme of Arrangement effective July 12, 2019 (the “Effective Date”), as a result of which the jurisdiction of incorporation of the holding company of the BrightSphere group of companies was changed from England to Delaware, and the Company became the holding company of the group. In connection with the redomestication, the Company has adopted and assumed the sponsorship of the BrightSphere 2017 Plan, as amended and restated, effective as of the Effective Date. This Plan also governs the terms of awards that were originally issued under the OM Asset Management plc 2014 Equity Incentive Plan and the BrightSphere 2017 Plan and were outstanding immediately prior to the Effective Date, which awards the Company has assumed under the terms of this Plan, effective as of the Effective Date. Effective January 1, 2025, the Plan was amended to reflect a change of the Company’s name from BrightSphere Investment Group Inc. to Acadian Asset Management Inc. For the avoidance of doubt, the shares of Stock authorized for Awards granted under the Plan set forth in Section 4.2 of the Plan is the amount of shares of Stock authorized for Awards granted under the Plan as of the Effective Date and not as of the Amendment dated January 1, 2025.

The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.

2.    Definitions

As used in this Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:

2.1    Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference the Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Restricted Stock Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Awards subject to the attainment of Performance Goals or other business objectives, that the applicable Performance Goals or other business objectives shall be deemed to have been met with respect to all or a portion of the Award.

2.2    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.3    Assumed Award means each award with respect to common stock of BrightSphere that was issued under a Prior Plan and was outstanding immediately prior to the Effective Date, and which has been assumed by the Company under this Plan as of the Effective Date.

2.4    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, or awards denominated in cash. “Award” shall also refer to part of an Award where the context so admits. “Award” shall include any Assumed Award.

2.5    Award Agreement means a written or electronic agreement between the Company and the recipient of an Award, or other written or electronic notice of grant of an Award, setting forth the terms and conditions of the Award. “Award Agreement” shall include any award agreement under a Prior Plan setting forth the terms and conditions of an Assumed Award.

2.6    Board means the Company’s Board of Directors.

2.7    BrightSphere means BrightSphere Investment Group plc, formerly known as OM Asset Management plc, the holding company of the BrightSphere group of companies prior to the Effective Date.

2.8    BrightSphere 2014 Plan means the OM Asset Management plc 2014 Equity Incentive Plan, which was adopted as of September 18, 2014 in connection with the initial public offering of BrightSphere.

2.9    BrightSphere 2017 Plan means the BrightSphere Investment Group plc 2017 Equity Incentive Plan, formerly known as the OM Asset Management plc 2017 Equity Incentive Plan.

2.10    Cause, with respect to a Participant, has the meaning set forth in the employment or similar agreement between the Participant and the Company or any of its Subsidiaries. In the absence of any such agreement, or in the absence of a definition of “cause” in any such agreement, “Cause” means any of the following events:
(a)    the Participant’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Participant’s duties and responsibilities with respect to the Company or any of its Affiliates, or his or her material failure to carry out directions which are reasonable in light of the Participant’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or any of its Affiliates, officers, directors, employees or other agents;

(b)    the Participant’s conviction of a felony which has or could have a material adverse effect (monetary or otherwise) on the Company or any of its Affiliates, officers, directors, employees or other agents;

(c)    the Participant’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry;

(d)    the Participant’s material breach of a legal or fiduciary duty owed to the Company or any of its Affiliates, officers, directors, employees or other agents; or

(e)    the Participant’s material breach of any provision of any agreement between the Participant and the Company, any Company policy or practice, or any applicable law.

2.11    Change of Control means the occurrence of either of the following after the date of the approval of the Plan by the Board:

(a)    a Transaction (as defined in Section 8.4), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held immediately after the Transaction by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that Transaction; or

(b)    any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities, that, together with securities held by such person or group of persons, possess more than 50% of the total combined voting power of the Company’s outstanding securities, unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities.

2.12    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.13    Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.14    Company means Acadian Asset Management Inc., a Delaware corporation.

2.15    Effective Date means July 12, 2019, the effective date of the Scheme of Arrangement, and the date as of which the BrightSphere 2017 Plan, as amended and restated, was adopted and assumed by the Company.

2.16    Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).

2.17    Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.18    Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Where the Stock of the Company is publicly traded, unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the first following date for which a closing price is reported.

2.19    Nonstatutory Option means any Option that is not an Incentive Option.

2.20    Option means an option to purchase shares of Stock.

2.21    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.

2.22    Participant means any holder of an outstanding Award under the Plan.

2.23    Performance Criteria and Performance Goals have the meanings given such terms in Section 7.6(f).

2.24    Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, an Award.

2.25    Plan means this Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.26    Prior Plan means each of the BrightSphere 2014 Plan and the BrightSphere 2017 Plan.

2.27    Qualified Performance-Based Award means an Assumed Award issued under a Prior Plan that is intended to qualify as “performance-based compensation” under Section 162(m)(4)(6) of the Code, as in effect with respect to taxable years beginning prior to January 1, 2018.

2.28    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.

2.29    Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.

2.30    Restriction Period means the period of time, established by the Committee in connection with an Award, during which the Award is subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.31    Risk of Forfeiture means a limitation on the right of the Participant to retain an Award arising because of the occurrence or non-occurrence of specified events or conditions.

2.32    Scheme of Arrangement means the Scheme of Arrangement sanctioned by order of the High Court of Justice of England and Wales effective July 12, 2019, pursuant to which shares of BrightSphere were exchanged for shares of the Company on a one-for-one basis.

2.33    Stock means Common Stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.

2.34    Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.

2.35    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.

2.36    Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.37    Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

3.    Term of the Plan

Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the Effective Date and ending immediately prior to March 14, 2027, the tenth anniversary of the earlier of the adoption of the BrightSphere 2017 Plan by the Board and approval of the BrightSphere 2017 Plan by the stockholders of BrightSphere. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Awards of Incentive Options with respect to Stock of the Company granted after the Effective Date are expressly conditioned upon approval of the Plan by stockholders pursuant to their approval of the Scheme of Arrangement. In the event of the failure of the stockholders to approve the Plan pursuant to the Scheme of Arrangement or otherwise, Awards of Incentive Options made under the Plan shall thereafter and for all purposes be deemed to constitute Nonstatutory Options.

4.    Stock Subject to the Plan

4.1    Shares Issued Pursuant to the Plan. Shares of Stock available for issuance under the Plan may be authorized but unissued shares of Stock or authorized and issued shares of Stock held in the Company’s treasury.

4.2    Plan Share Reserve. Subject to adjustment as provided in Section 8, as of the Effective Date, the shares of Stock authorized for Awards granted under the Plan shall be 4,781,086, being the number of authorized shares of stock of BrightSphere remaining available for grant under the BrightSphere 2017 Plan as of the Effective Date, and any additional shares that again become available for grant in accordance with Section 4.3 pursuant to the forfeiture, expiration or settlement for cash of any Assumed Awards. Solely for the purpose of determining the number of shares of Stock available for grant of Incentive Options under the Plan as of the Effective Date, the total number of shares of Stock shall be 4,781,086 shares as of the Effective Date without regard to the share counting provisions contained in Section 4.3.

4.3    Share Counting.

(a)    If any shares of Stock subject to an Award (including an Assumed Award) are forfeited, an Award expires or an Award is settled for cash (in whole or in part), then in each such case the shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available under the Plan.

(b)    In the event that tax liabilities arising from an Award (including an Assumed Award) other than an Option or Stock Appreciation Right or are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Company, the shares so tendered or withheld shall be added to the shares of Stock available under the Plan.

(c)    Notwithstanding anything to the contrary contained herein, the following shares of Stock shall not be added to the shares of Stock available under the Plan: (i) shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by a Participant or withheld by the Company to satisfy any tax obligation with respect to Options or Stock Appreciation Rights, (iii) shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(d)    Shares of Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company shall not reduce the shares available under the Plan.

(e)    Subject to the applicable listing standards of the New York Stock Exchange or of any other national securities exchange or association on which the Stock is then listed, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock that may be issued or transferred to Participants pursuant to Awards under the Plan.

4.4    Per Person Limitations. The maximum aggregate number of shares of Stock that may be subject to Options or Stock Appreciation Rights or any combination thereof granted to any one Participant during any single calendar year shall be 4,000,000 shares. The maximum aggregate number of shares of Stock that may be subject to Awards of Restricted Stock, Restricted Stock Units that are denominated in shares of Stock, or Stock Grants, and that are granted to any one Participant during any single calendar year shall be 4,000,000 shares. The maximum dollar amount payable under all cash-denominated Awards (other than Options or Stock Appreciation Rights) that are granted to any one Participant during any single calendar year shall be $20,000,000. With respect only to Awards that are intended to be Qualified Performance-Based Awards, the per Participant limits described in this Section 4.4 shall be construed and applied in a manner consistent with Section 162(m) of the Code, as in effect with respect to taxable years beginning prior to January 1, 2018.

4.5    Adjustment of Limitations. Each of the share limitations of this Section 4 shall be subject to adjustment pursuant to Section 8 of the Plan.

5.    Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned to the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers up to such maximum number and in accordance with such other guidelines as the Committee shall specify by resolution at any time or from time to time. The Committee may delegate ministerial, non-discretionary functions with respect to the administration of the Plan to any officers or employees of the Company or its Affiliates, or to one or more third-party stock plan administrators. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the employee, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.    Authorization of Grants

6.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of the Company and its Subsidiaries. However, only employees of the Company, and of any subsidiary corporations of the Company, as defined in Section 424(f) of the Code, shall be eligible for the grant of an Incentive Option.

6.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as determined by the Committee. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award.

6.3    Assumed Awards.

(a)    Each award of options made under a Prior Plan and outstanding immediately prior to the Effective Date became an Award of Options under the Plan upon the Effective Date, substituting shares of Stock for shares of BrightSphere on a one-for-one basis. Each such Assumed Award of Options shall be subject to the same terms and conditions, including exercise price and the attainment of any performance goals, on and after the Effective Date as the terms and conditions applicable to the award immediately prior to the Effective Date.

(b)    Each award of restricted stock made under a Prior Plan and outstanding immediately prior to the Effective Date became an Award of Restricted Stock under the Plan upon the Effective Date, substituting shares of Stock for shares of BrightSphere on a one-for-one basis. Each such Assumed Award of Restricted Stock shall be subject to the same terms and conditions, including attainment of any performance goals, on and after the Effective Date as the terms and conditions applicable to the award immediately prior to the Effective Date.

(c)    Each award of restricted stock units made under a Prior Plan and outstanding immediately prior to the Effective Date became an Award of Restricted Stock Units under the Plan upon the Effective Date, substituting shares of Stock for shares of BrightSphere on a one-for-one basis. Each such Assumed Award of Restricted Stock Units shall be subject to the same terms and conditions, including attainment of any performance goals, on and after the Effective Date as the terms and conditions applicable to the award immediately prior to the Effective Date.

6.4    Effect of Termination of Employment. Unless the Committee shall provide otherwise with respect to any Award (including, but not limited to, in a Participant’s Award Agreement), if the Participant’s employment with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than thirty (30) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, (b) with respect to any Award of Restricted Stock, the Participant shall forfeit his or her beneficial interest in the underlying shares, and (c) any other outstanding Award of the Participant shall be forfeited and cancelled on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a non-employee director. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. To the extent consistent with applicable law, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.

6.5    Non-Transferability of Awards. Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative.

7.    Specific Terms of Awards

7.1    Options.

(a)    Grant Date. The granting of an Option shall take place at the time specified in the Award Agreement.

(b)    Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall be not less than 100% of the Market Value of Stock on the Grant Date. Notwithstanding anything to the contrary in this Section 7.1(b), any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Section 424(a) of the Code is applicable, or, in the case of a Nonstatutory Option, in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such applicable Code section and the regulations thereunder.

(c)    Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. No Nonstatutory Option may be exercised on or after the tenth anniversary of the Grant Date; provided, however, that, in the event a Nonstatutory Option would expire when trading in Company Stock is prohibited by law or by the Company’s insider trading policy, the period in which such Nonstatutory Option may be exercised shall be extended to the thirtieth (30th) day after expiration of the prohibition.

(d)    Exercisability. An Option may be immediately exercisable or become exercisable in such instalments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.

(e)    Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 18, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash, electronic funds transfer or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject to the Committee’s approval and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved. If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or shall cause the Stock to be held in book-entry position through the direct registration system of the Company’s transfer agent for the number of shares then being purchased.

(f)    Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(g)    Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

7.2    Stock Appreciation Rights.

(a)    Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

(b)    Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option. Notwithstanding anything to the contrary in this Section 7.2(b), any Stock Appreciation Right issued in substitution for a stock appreciation right previously issued by another entity, which substitution occurs in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder.

(c)    Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.

7.3    Restricted Stock.

(a)    Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, if any, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b)    Issuance of Stock. A Participant’s Shares of Restricted Stock shall be held in book-entry position through the direct registration system of the Company’s transfer agent, in the manner set forth in the Award Agreement, provided however that the Committee may determine that a stock certificate shall be issued in respect of such shares of Restricted Stock. If a certificate is issued, such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The shares evidenced by this certificate are subject to the terms and conditions of the Acadian Asset Management Inc. Equity Incentive Plan and an Award Agreement entered into by the registered owner and Acadian Asset Management Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.
If the Stock is held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.

(c)    Escrow of Shares. The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

(d)    Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries or Affiliates or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(e)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to any outstanding shares of Restricted Stock, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock; provided, however, that any dividends declared with respect to performance-based Restricted Stock shall only be paid following the close of the applicable Restriction Period and then only if the underlying Restricted Stock shall have become earned and vested.

(f)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture, any certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

(g)    Forfeiture of Restricted Stock. Upon forfeiture of an Award of Restricted Stock, the Participant’s beneficial ownership of the shares of Restricted Stock shall be transferred to and reacquired by the Company, and the Participant shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Stock that shall have been so forfeited, other than, if applicable, any vested right to dividends whose record date precedes the date of forfeiture.

7.4    Restricted Stock Units.

(a)    Character. Each Restricted Stock Unit shall entitle the recipient to a share of Stock at the close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries or Affiliates or otherwise as the Committee may determine and provide for in the applicable Award Agreement. The Committee may in its discretion provide for an Award of Restricted Stock Units that entitles the holder to a number of shares of Stock at the close of a Performance Period that varies as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved. Any Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(b)    Form and Timing of Payment. Payment of earned and vested Restricted Stock Units shall be made promptly following the close of the applicable Restriction Period. If so provided in the Award Agreement in the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have become earned and vested. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.

7.5    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due, and in such other limited circumstances as the Committee deems appropriate.

7.6    Performance Awards.

(a)    General. The terms of any Award, other than a Stock Grant, may provide that the number of shares of Stock that may be issued upon the settlement of the Award, the number of shares of Stock that vest under the Award, and/or the amount of cash payable upon settlement of the Award is subject to the attainment of one or more Performance Goals over a Performance Period. In addition, certain Assumed Awards originally issued under a Prior Plan are Qualified Performance-Based Awards, intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, as in effect with respect to taxable years commencing prior to January 1, 2018.

(b)    Composition of Committee with Respect to Qualified Performance-Based Awards. Actions to be taken pursuant to the Plan with respect to Qualified Performance-Based Awards shall be taken by the

Committee; provided, however, that, if not all of the members thereof qualify as “outside directors” within the meaning of Section 162(m)(4)(C) of the Code, as in effect for taxable years beginning prior to January 1, 2018, all actions with respect to Qualified Performance-Based Awards shall be taken by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify.

(c)    Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee, provided, that a Qualified Performance-Based Award may be deemed earned as a result of death, becoming disabled, or in connection with a change of control (within the meaning of Section 162(m) of the Code as in effect for taxable years beginning prior to January 1, 2018) if otherwise provided in the Plan or the applicable Award Agreement even if the Award would not constitute “performance-based compensation” under Section 162(m) of the Code, as in effect for taxable years beginning prior to January 1, 2018, following the occurrence of such an event. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(d)    Limitation on Adjustments of Qualified Performance-Based Awards. No adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, as in effect for taxable years beginning prior to January 1, 2018.

(e)    Certain Assumed Awards. Notwithstanding any other provisions of the Plan, nothing in this Plan (i) is intended to or shall modify the terms of any Assumed Award that is a Qualified Performance-Based Award in such manner as would prevent the Assumed Award from qualifying as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code as in effect with respect to taxable years commencing prior to January 1, 2018; or (ii) is intended to be or shall constitute a material modification of any Assumed Award intended to be exempt from the deduction limitation of Section 162(m) of the Code pursuant to Treas. Reg. Section 1.162(m)-27(f)(1). In the event that any change made to any such Assumed Award by this Plan would have such effect on the terms of any such Assumed Award, it shall be deemed null and void ab initio.

(f)    Definitions. For purposes of the Plan:

(i)    Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are: (A) cash flow (before or after dividends), (B) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (C) stock price, (D) return on equity, (E) shareholder return or total shareholder return, (F) return on capital (including, without limitation, return on total capital or return on invested capital), (G) return on investment, (H) return on assets or net assets, (I) market capitalization, (J) economic value added, (K) debt leverage (debt to capital), (L) revenue, (M) sales or net sales, (N) backlog, (O) income, pre-tax income or net income, (P) operating income or pre-tax profit, (Q) operating profit, net operating profit or economic profit, (R) gross margin, operating margin or profit margin, (S) return on operating revenue or return on operating assets, (T) cash from operations, (U) operating ratio, (V) operating revenue, (W) market share improvement, (X) general and administrative expenses, (Y) customer service and (Z) such other performance metrics as the Committee deems appropriate.

(ii)    Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, Subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for each Participant. In measuring the achievement of a Performance Goal, the Committee may provide for the inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including: (A) asset write-downs, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs, (E) foreign exchange gains and losses, (F) a change in the fiscal year of the Company, (G) acquisitions or dispositions, (H) business interruption events, (I) unbudgeted capital expenditures, (J) unrealized investment gains and losses, (K) impairments, and (L) any unusual, non-recurring, infrequently recurring, or non-comparable items (1) as described in Accounting Standard Codification Section 225-20, (2) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or (3) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. The foregoing sentence shall not be applied to Awards that are intended to be Qualified Performance-Based Awards if and to the extent that the inclusion or exclusion of any such events or occurrences would cause them to lose their status as Qualified Performance-Based Awards.

7.7    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, procedures, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be as comparable as practicable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements or sub-plans to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Award, and may enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Subsidiaries to facilitate the administration of Awards under the Plan or any such sub-plan, amendment, restatement or alternative version of the Plan. No such modification, supplement, sub-plan, amendment, restatement or alternative version may increase the share limits of Section 4.

7.8    Downward Adjustments of Performance Awards. Notwithstanding anything in this Plan to the contrary, in exceptional circumstances, acting fairly and reasonably, the Committee may apply a downward adjustment to the level of vesting and settlement of any Award that is subject to a Risk of Forfeiture that requires the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries and Affiliates if, in its opinion, the metric(s) produce a vesting outcome that is materially misaligned with the underlying performance of the Company. In particular, if there has been a downturn in financial performance or a reduction in the value of the Company either of which is considered by the Committee to be both significant and inconsistent with the calculated vesting outcome, then the Committee may reduce the number of shares of Stock vesting on such basis as it shall deem reasonable.

8.    Adjustment Provisions

8.1    Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the Effective Date. If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, or in the event of an extraordinary cash distribution on Stock, the Committee shall make an appropriate and proportionate adjustment in (a) the maximum numbers and kinds of shares provided in Section 4, (b) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (c) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Rights remain exercisable), and (d) the amount, if any, payable on forfeiture for each share of Restricted Stock then subject to a Risk of Forfeiture.

8.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including but not limited to a corporate separation or other reorganization or a liquidation, dissolution or winding up of the Company, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.3    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, amounts, if any, payable upon forfeiture of Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares.

8.4    Transactions.

(a)    Definition of Transaction. In this Section 8.4, “Transaction” means (i) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (iii) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (iv) any liquidation, dissolution or winding up of the Company.
(b)    Treatment of Options and Stock Appreciation Rights. In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Stock Appreciation Rights (collectively, “Rights”).

(i)    Provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof).

(ii)    Upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.

(iii)    Provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction.

(iv)    Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to an Option (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Option, in exchange for the termination of such Option; provided, that if the acquisition price does not exceed the exercise price of any such Option, the Committee may cancel that Option without the payment of any consideration therefore prior to or upon the Transaction. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction but need not take into account any deferred consideration unless and until received.

(v)    Provide that, in connection with a liquidation, dissolution or winding up of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.

(vi)    Any combination of the foregoing.

For purposes of paragraph (i) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefor, if following consummation of the Transaction, the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of the Right to consist of or be based solely on common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.

(c)    Treatment of Other Awards. As to outstanding Awards other than Options or Share Appreciation Rights, upon the occurrence of a Transaction other than a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, the rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture and Performance Goals or other business objectives, where otherwise applicable to any such Awards, shall automatically be deemed terminated or satisfied, as applicable.

(d)    Related Matters. In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine.

9.    Change of Control

The Committee may determine, at the time of grant of an Award or thereafter, that, upon the occurrence of a Change of Control, or upon the occurrence of a Change of Control in combination with another event, including but not limited to the Participant’s involuntary termination of employment with the Company and its Affiliates without Cause:

(a)    Options and Stock Appreciation Rights subject to the Award that are not already exercisable in full shall Accelerate with respect to all or a specified portion of the shares for which such Options or Stock Appreciation Rights are not then exercisable;

(b)    any Risk of Forfeiture applicable to the Restricted Stock or Restricted Stock Units subject to the Award which is not based on achievement of Performance Goals or other business objectives shall lapse with respect to all or a specified portion of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control; and

(c)    all or a specified portion of the outstanding Award of Restricted Stock or Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives (i) shall be deemed to have been satisfied as to all shares covered by the Award or specified portion of the Award based on the assumed achievement of all relevant Performance Goals or other business objectives (at target level performance, if relevant), (ii) shall be deemed to have been satisfied as to all shares covered by the Award or specified portion of the Award based on the actual achievement of all relevant Performance Goals or other business objectives as of the date of the Change of Control; or (iii) shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed or actual achievement of all relevant Performance Goals or other business objectives, as described in clauses (i) and (ii), and the length of time within the Restriction Period or Performance Period which has elapsed prior to the Change of Control.

10.    Settlement of Awards

10.1    In General. Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

10.2    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a)    the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or

(b)    the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

Furthermore, the inability of the Company to obtain or maintain, or the impracticability of it obtaining or maintaining, authority from any governmental agency having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Participants.

10.3    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.

10.4    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations of any jurisdiction in which Participants may reside or primarily work, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.

10.5    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.

10.6    Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 10.4 in addition to any other applicable restrictions under the Plan, to the terms of the Award and, if applicable, to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All shares of Stock or other securities issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions, or, if the Stock will be held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.

10.7    Tax Withholding. Whenever shares of Stock are issued or vested or to be issued or vested pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the direct registration system of the Company’s transfer agent, for such shares, or prior to the vesting of such shares, as applicable. The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by (a) tendering previously acquired shares (either actually or by attestation); (b) directing the Company to withhold shares of Stock (up to the minimum statutory rate or such higher rate as is permitted under applicable tax withholding rules) otherwise deliverable in connection with the Award or (c) selling shares of Stock into the market. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time.

10.8    Bylaws; Other Company Policies. This Plan and all Awards granted hereunder are subject to the bylaws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

11.    Reservation of Stock

The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12.    Claw-back Policy
Notwithstanding anything in this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or shares of Stock) and, in the case of Stock received pursuant to an Award, to retain any profit or gain realized by the Participant in connection with such an Award, are subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance with the Company’s claw-back policy, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Stock is listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other claw-back policy that the Company may adopt as in force from time to time (collectively, the “Claw-back Policy”). A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Claw-back Policy and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, without further consideration or action. Any recoupment pursuant to the Claw-back Policy shall be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary action up to and including termination of employment or other services. In addition, the Committee may impose such other claw-back, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant.

13.    Limitation of Rights in Stock; No Special Employment Rights

A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent, or the Stock shall be issued through the direct registration system of the Company’s transfer agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate or articles of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or provision of law or articles of association or by-laws to the contrary, at any time to terminate such employment or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment with the Company and its Affiliates.

14.    Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Awards hereunder, provided, however, that, except to the extent provided in any employee benefit trust established by the Company or a Subsidiary of the Company, the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

15.    Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

16.    No Guarantee of Tax Consequences

It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.

17.    Termination and Amendment of the Plan

17.1    Termination or Amendment of the Plan. Subject to the limitations contained in Section 17.3 below, including specifically the requirement of stockholder approval, if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

17.2    Termination or Amendment of Outstanding Awards; Assumptions. Subject to the limitations contained in Section 17.3 below, including specifically the requirement of stockholder approval, if applicable, the Committee may at any time:

(a)    amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan;

(b)    provide for the Acceleration of all or any portion of an Award;

(c)    within the limitations of the Plan, modify, extend or assume outstanding Awards or accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including but not limited to the exercise price of any Option); and

(d)    provide for settlement of a previously granted Award in cash or cash equivalents or authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

17.3    Limitations on Amendments, Etc.

(a)    Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) except as provided in Sections 8.1, 8.2 and 8.3, increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange, or for which stockholder approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Code.

(b)    No action by the Board or the Committee pursuant to this Section 17 shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if the Board or Committee, as the case may be, (i) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, (ii) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated, or (iii) reasonably determines on or after the date of Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code.

(c)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, ordinary shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of ordinary shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock

Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.

18.    Notices and Other Communications

Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time.

If a notice, demand, request or other communication is required or permitted to be given in writing, then any such notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Head of Human Resources, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

Notwithstanding the foregoing, the Committee may, in its sole discretion, determine to deliver and require Participants to deliver documentation in connection with current or future participation in the Plan by electronic means. Acceptance by a Participant of an Award shall constitute consent to receive documents in connection with the Plan by electronic delivery and/or to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

19.    Governing Law

The Plan and all Award Agreements and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.